Exhibit (h)(4)(ii)

NEUBERGER BERMAN EQUITY FUNDS

TRUST CLASS

ADMINISTRATION AGREEMENT

SCHEDULE A

The Trust Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

Neuberger Focus Fund

Neuberger Genesis Fund

Neuberger International Equity Fund

Neuberger Large Cap Growth Fund

Neuberger Large Cap Value Fund

Neuberger Mid Cap Growth Fund

Neuberger Mid Cap Intrinsic Value Fund

Neuberger Quality Equity Fund

Neuberger Real Estate Fund

Neuberger Small Cap Growth Fund

Date: December 18, 2025

NEUBERGER BERMAN EQUITY FUNDS

TRUST CLASS ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Trust Class Administration Agreement shall be:

(1)	For the services provided to the Trust Class of a Series and its shareholders (including amounts paid to third parties), 0.40% per annum of the average daily net assets of the Trust Class of said Series; plus in each case

(2)	Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: July 1, 2017